EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prologis, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-238012 on Form S-3; and Registration Statement Nos. 333-42015, 333-78779, 333-90042, 333-100214, 333-144489, 333-177378, 333-178955, 333-181529 and 333-238012 on Form S-8 of Prologis, Inc. of our reports dated February 10, 2021, with respect to the consolidated balance sheets of Prologis, Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three year period ended December 31, 2020, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10 K of Prologis, Inc. and Prologis L.P. Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Denver, Colorado

February 10, 2021